Exhibit 10.29.5

CERTAIN IDENTIFIED INFORMATION HAS BEEN REDACTED FROM THIS EXHIBIT BECAUSE IT IS (1) NOT MATERIAL AND (2) THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. “[***]” INDICATES THAT INFORMATION HAS BEEN REDACTED.

FIFTH AMENDMENT TO

THE TRAVEL & LIFESTYLE SERVICES OPERATING AGREEMENT

This Fifth Amendment (this “Amendment”), dated and effective as of January 1, 2020 (the “Amendment Effective Date”), by and between GBT III B.V., a private company with limited liability organized under the laws of the Netherlands (“GBT Holdco”), and American Express Travel Related Services Company, Inc., a corporation organized under the laws of the State of New York (“Amex”), which amends the Travel & Lifestyle Services Operating Agreement, dated as of June 30, 2014, as previously amended by the First Amendment to the Travel & Lifestyle Services Operating Agreement, effective as of January 1, 2015, and by the Second Amendment to the Travel & Lifestyle Services Operating Agreement, effective as of December 31, 2018, and by the Third Amendment to the Travel & Lifestyle Services Operating Agreement, effective as of March 29, 2019, and by the Fourth Amendment to the Travel & Lifestyle Services Operating Agreement, effective as of April, 2019, (collectively, the “Agreement”) by and between GBT Holdco and Amex. Capitalized terms used but not defined herein shall have the respective meanings set forth in the Agreement.

WHEREAS, the Parties desire to further amend the Agreement as set forth below.

NOW, THEREFORE, in consideration of the mutual agreements set forth herein, and intending to be legally bound, the Parties hereto agree as follows:

1.       Definitions.

a.       The following definitions in Section 1.01 of the Agreement are hereby deleted in their entirety:

(i) “Material Supplier”

(ii) “Non-Material Supplier”

(i) “Outside Payment Date”

(ii) “Preferred Extra Hotel Program”

(iii) “Top Supplier”

(iv) “Top Supplier Agreement”

(iii) “Top Supplier Change”

(iv) “Top Supplier Notice”

b.       The definition of “Expiration Date” shall be deleted in its entirety and replaced as follows: “means December 31, 2024 (11:59PM Eastern Time).”

c.        The following shall be deleted in its entirety from the definition of “Marketing Funds”: “IAP participation fees,”.

d.       The definition of “Promotional Content” shall be deleted in its entirety and replaced as follows: “means any promotional content, programs or offers, developed by Amex, before or after the Effective Date, including Fine Hotels & Resorts®, The Hotel Collection, International Airline Program, Membership Rewards®, Card Member benefits and ad-hoc Card Member offers.”

e.       The definition of “Sharegap” shall be deleted in its entirety and replaced as follows: “means the industry performance metric used by airlines as part of their joint ventures, which represents share points above Fare Market Share on flights operated by each of those airlines and flights marketed as being provided by each of those airlines.”

f.       The following definitions are hereby added to Section 1.01 of the Agreement and all references in the Agreement to “Top Supplier”, “Top Suppliers”, “Material Suppliers” and “Material Supplier” shall deleted in their entirety and replaced with “Strategic Supplier” (defined below):

(i)       [***]

(ii)       “Content Aggregator” means an entity that is not a Supplier and is in the business of aggregating the content of Suppliers [***] by travel agencies; for the avoidance of doubt, Content Aggregator does not refer to an online travel agency (OTA).

(iii)       “Global Hotel Programs” means the hotel component of the GBT Business’s Global Extras Program.

(iv)       “Global Travel Services” (GTS) means the GBT Business and the TLS Business combined.

(v)       “MicroStrategy Portal” means the GBT Holdco portal based on cash allocation plan (CAP) data that is used by GBT Holdco for internal reporting and cash allocation purposes.

(vi)       “Non-Strategic Supplier” means any Supplier that is not a Strategic Supplier.

(vii)      “Supplier” means any current or prospective air, hotel/lodging, rail, or car rental travel provider of GBT Holdco, or, if such relationship commenced prior to the Effective Date, any current or prospective air, hotel, or car rental travel provider of Amex on behalf of the GBT Business. For the avoidance of doubt, the foregoing shall not include Content Aggregators, online travel agencies (OTA), or any similar supplier that does not render the resulting travel to a Customer. Following the Effective Date, if, pursuant Section 2.01(g) or in any other manner permitted by the Agreement, Amex negotiates a regional or local agreement directly with an air, hotel, rail, or car rental travel provider, the definition of Supplier shall exclude such air, hotel, rail, or car rental travel provider unless GBT Holdco agrees otherwise in writing. For the avoidance of doubt, all references to Supplier shall be read to include Strategic Suppliers and Non-Strategic Suppliers, unless otherwise specified.

(viii)     “Strategic Supplier” means each air and/or hotel/lodging and/or car Supplier and the GDS that is used by the TLS Business that is mutually agreed to by the Parties and listed in Exhibit V hereto; provided that such Supplier is: (a) a Supplier derived from [***] during the preceding twelve (12) months as measured each calendar year of the Term; (b) the [***] that is used by the [***]; or (c) a [***] of Amex. A list of all Strategic Suppliers shall be agreed by the Parties at least annually and Exhibit V hereto shall be updated accordingly within sixty (60) days of January 1st of each calendar year during the Term.

(ix)       “Strategic Supplier Agreement” means a Supplier Agreement with any Strategic Supplier.

(x)       “Strategic Supplier Change” has the meaning ascribed to it in Section 2.01(c)(i) (d).

(xi)       “Supplier Agreement Checklist and Form” means the Amex-approved deal term approval form and Supplier Agreement check list, included as Exhibit VI hereto, that the Parties may agree to update from time to time.

(xii)       “Strategic Supplier Notice” has the meaning ascribed to it in Section 2.01(c)(i)(d).

2.       Supplier and GDS Negotiation Services.

a.       Section 2.01 of the Agreement shall be amended to add the following at the end of Section 2.01:

“GBT Holdco shall negotiate Supplier Agreements and GDS Agreements in best interest of both Parties and not to the detriment or benefit of one Party over the other, other than as agreed by the Parties.”

b.       Section 2.01(a)(i) and (ii) of the Agreement are hereby deleted and replaced as follows:

“(i) GBT Holdco shall continue to include, in Supplier Agreements, those TLS Reps that were included in such Supplier Agreements as of the Effective Date. In addition, with regard to such Supplier Agreements, GBT Holdco shall make commercially reasonable efforts to include any new TLS Rep in such existing Supplier Agreements, subject to Supplier consent. Further, GBT Holdco shall include TLS Reps (all U.S. locations) upon the request of any new Supplier (meaning any Supplier that has not yet signed a Supplier Agreement) to include the TLS Reps in any potential new Supplier Agreement, as applicable. For the avoidance of doubt, a “new TLS Rep” means a TLS Rep that was not a TLS Rep as of January 1, 2020.

(ii) GBT Holdco shall continue to include, in GDS Agreements, those TLS Reps that were included in such GDS Agreements as of the Effective Date. In addition, with regard to such GDS Agreements, GBT Holdco shall make commercially reasonable efforts to include any new TLS Rep into such existing GDS Agreements, subject to Supplier consent. Further, GBT Holdco shall include TLS Reps (all U.S. locations) upon the request of any new GDS (meaning any GDS that has not yet signed a GDS Agreement) to include the TLS Reps in any potential new GDS Agreement, as applicable.”

c.       Section 2.01(c) of the Agreement is hereby deleted in its entirety and replaced as follows:

(c)        Negotiation Process.

(i)        Strategic Suppliers.

a.       Two (2) times per year, on a global basis, a senior leadership representative from the GBT Business and the TLS Business, together with their respective regional management leaders, shall meet (in person or by phone) to allow the Parties to agree upon the list of Strategic Suppliers (both globally and regionally). At such meetings, the Parties shall also: (i) discuss and analyze the TLS Business sales and revenue for all Suppliers, regionally, in aggregate; (ii) [***]; and (iii) if so agreed by the Parties, [***] as applicable, within ten (10) Business Days after such meeting.

b.       Three (3) times per year, on a regional basis, the relevant management lead from the GBT Business and TLS Business shall meet (in person or by phone) to: (i) reconfirm the list of Strategic Suppliers by region; (ii) discuss and analyze the TLS Business sales and revenue for all Suppliers, in that region, in aggregate; (iii) [***] and, if so agreed by the Parties, [***], as applicable, within ten (10) Business Days after such meeting; and (iv) review the latest sales forecast to the annual operating plan, sales receipts, and sales accruals, and, if so agreed by the Parties, action any follow-up within a period of time so agreed by the Parties but, unless otherwise agreed, not to exceed thirty (30) days after such meeting.

c.       Every two (2) weeks (or as the Parties so agree), the relevant management lead from the GBT Business and the TLS Business shall meet (by phone) to discuss current and/or prospective sales strategies relating to air, hotel, and car rental Suppliers.

d.       Prior to commencing any negotiations with any Strategic Supplier or any GDS regarding a new Supplier Agreement or GDS Agreement, as applicable, or an amendment, addendum, extension, renewal or any similar change to an existing Supplier Agreement or GDS Agreement (each, a “Strategic Supplier Change”), as applicable, GBT Holdco shall provide prior written notice to Amex of its intention to enter such negotiations (“Strategic Supplier Notice”). The Strategic Supplier Notice shall be provided by GBT Holdco at least thirty (30) days prior to commencement of such negotiations but no later than six (6) months prior to the natural termination or expiration of such Supplier Agreement or GDS Agreement, as applicable, and GBT Holdco shall consult with Amex throughout such negotiations to ensure GBT Holdco has the Data and information necessary to negotiate effectively on behalf of Amex and the TLS Reps, as applicable. The Strategic Supplier Notice shall contain a summary of the proposed terms of such Supplier Agreement or GDS Agreement, as applicable, including the expected length of the term and other material terms thereof. In response to the Strategic Supplier Notice, Amex may provide any requested amendments and/or additions to those terms and, unless GBT Holdco, acting in good faith, disagrees with the amendments and/or additions as not being in the mutual best interest of the Parties, GBT Holdco shall make commercially reasonable efforts to ensure such requested terms are included in the negotiation and resulting Supplier Agreement or GDS Agreement, as applicable. GBT Holdco shall consult with Amex throughout such negotiation and shall regularly update Amex on any subsequent iterations of proposed terms and shall make commercially reasonable efforts to review all such terms with Amex in advance. GBT Holdco shall offer Amex the ability to be physically included in meetings and calls with such Strategic Supplier, as applicable, as negotiations progress. The final Supplier Agreement or GDS Agreement, as applicable, shall be subject to review and approval by Amex within five (5) Business Days of receipt by Amex. GBT Holdco shall adhere to the Supplier Agreement Checklist and Form, attached hereto as Exhibit VI, for every Strategic Supplier Agreement.

e.       Each Party shall assign a management lead for each Strategic Supplier (for each global and regional or country-level Strategic Supplier Agreement). Further, each management lead shall provide reasonable support in relation to the obligations agreed in Supplier Agreements with Strategic Suppliers. In addition, Amex shall provide reasonable support to GBT Holdco for each Strategic Supplier, including participation by Amex: (i) at select meetings (to which GBT Holdco reasonably requests Amex be in attendance) with Strategic Suppliers; and (ii) in select discussions (to which GBT Holdco reasonably requests Amex be in attendance) with Strategic Suppliers about [***], and similar discussions that further the Parties relationship with Strategic Suppliers.

f.       The Parties agree the management leads within each region shall collaborate on sales targets with airline Strategic Suppliers in the regions of Latin America, Caribbean (LAC), Japan, Asia-Pacific, Australia (JAPA), and Europe, Middle East, Africa (EMEA). In each region, the Parties shall discuss, agree on, and document specific sales targets for each airline Strategic Suppliers that are based the measurement criteria utilized by each airline Strategic Supplier in each region. The Parties also shall engage in collaborative discussions concerning any applicable [***], which, for the avoidance of doubt, includes [***].

g.       In rare and exceptional circumstances, should Amex have a reasonable request for information, not otherwise provided by GBT Holdco under this Agreement but to which GBT Holdco has access, GBT Holdco shall make commercially reasonable efforts to promptly provide such information to Amex.

h.       Subject to Applicable Law, GBT Holdco shall promptly notify Amex in the event it becomes aware of a material change with respect to a GDS or Strategic Supplier that may have a material financial impact on Amex hereunder (including any GDS Agreement or Strategic Supplier Agreement).

(ii)        All Other Suppliers.

a.        For each Supplier Agreement with a Non-Strategic Supplier, selected by GBT Holdco to be a Supplier, GBT Holdco shall attempt to negotiate a Supplier Agreement with such Supplier and shall provide Amex with quarterly updates, including the material terms of such Supplier Agreements, and any relevant information regarding the status of ongoing negotiations. GBT Holdco shall adhere to the Amex-approved check list and deal term approval form for every Supplier Agreement with a Non-Strategic Supplier.

b.           Each Party shall assign [***]. Further, each management lead shall provide reasonable support in relation to the obligations agreed [***], including coordination by the Parties on [***].

(iii)        Financial Reporting.

a.          Annual reporting: GBT Holdco shall provide the following reporting to Amex on an annual basis:

(i)          Total Supplier sales and transactions split by GBT Business, TLS Business offline, and TLS Business online by region, by product type (for air and lodging), and by Supplier.

(ii)         Total TLS Business revenue earned by revenue type (e.g., [***]), by region, by product type (for air and lodging), and by Supplier.

(iii)        Revenue allocation (split by GBT Business, TLS Business offline, and TLS Business online) by region, by product type (for air and lodging), and by Supplier.

(iv)        GBT Business and TLS Business split of premium flown sales by air Supplier.

(vi)        Lodging key performance indicator (KPI) report for North America.

(vii)       GBT Business and TLS Business split of Soft Dollar Funds (for use for travel) by region, by product type, and by Supplier (report to be provided by GBT Holdco global supplier relations personnel rather than provided by GBT Holdco finance personnel).

(viii)      GBT Business and TLS Business split of Soft Dollar Funds and Marketing Funds by region, by product type, and by Supplier.

(ix)        A list of airlines offering Net Fares by region and by Supplier.

(x)         Allocation support reports by region as follows:

1)          North America: Lodging KPI report

2)          EMEA: Cash allocation table; CAP allocation grid; deal status report.

3)          LAC: Bank settlement plan (BSP) data

4)          JAPA: CAP allocation grid

b.          Quarterly reporting: GBT Holdco shall provide the following reporting to Amex on a quarterly basis:

(i)          TLS Business revenue forecasted monthly revenue by region, by revenue type (e.g., [***]), and by Strategic Supplier.

(ii)         The opportunity to attend (in person or by phone) a revenue alignment meeting to review any material changes to the revenue forecast.

c.        Monthly reporting: GBT Holdco shall provide the following reporting to Amex on, no less than, a monthly basis:

(i)       Communication of any material (meaning, for purposes of this sentence, [***] United States Dollars ([***])) upside or downside to the most recent revenue forecast or cash receipts expected in the balance of the year, by region, by product type, and, if applicable, by Strategic Supplier. GBT Holdco shall include concise but descriptive commentary so that Amex is able to understand and articulate changes to leadership/finance teams.

(ii)       Regional POS TLS Business updates, including monthly accruals based on the latest forecast and Supplier deal status, to be delivered by GBT Holdco to TLS Business Finance and regional TLS Business management leads.

(iv)        Notwithstanding the foregoing, Amex shall have no right to participate in Suppler and GDS negotiations, and GBT Holdco shall have no obligation to include Amex in any such negotiations between GBT Holdco or its Affiliates and any Supplier or GDS, other than pursuant to this Agreement; provided that in no event shall the foregoing be read to eliminate GBT Holdco’s obligation to negotiate and enter into Supplier Agreements and GDS Agreements on behalf of Amex and/or TLS Reps, as applicable.

d.       Section 2.01(g)(viii) of the Agreement shall be deleted in its entirety and replaced as follows:

“(viii) with any Strategic Supplier upon exercising its Opt-Out Right with respect to such Strategic Supplier or upon GBT Holdco’s exercising its Exclusion Right with respect to such Strategic Supplier; and”.

3.       TLS Information.

a.       Section 2.03 of the Agreement shall be amended to add a Subsection 2.03(c) as follows:

“(c) On a monthly basis, in relation to Suppliers only, Amex shall provide to GBT Holdco: (i) the aggregate TLS Business sales Data of sales for air and consumed sales for lodging, with each Supplier, that is included in the GDS; and (ii) the aggregate TLS Business sales Data of sales for air and consumed sales for lodging, with each Supplier, for the Amex International Airline Program, Fine Hotels & Resorts, and The Hotel Collection programs, that are included in the GDS or otherwise. If Amex is precluded, legally or contractually, from providing such sales Data, Amex shall make commercially reasonable efforts to assist GBT Holdco by providing general guidance regarding such sales Data. Amex shall provide the Data described in this Section 2.03(c) from calendar year 2019 and thereafter for the Term.”

4.       Implementation and Operations.

a.       Sections 2.04(b) and 2.05(b) of the Agreement shall both be amended to replace the phrase “Preferred Extras Hotel Program” with the phrase “Global Hotel Programs”.

b.       The following sentence shall be added at the end of Section 2.04(c) of the Agreement:

“GBT Holdco may share with Amex its experience and practices for content display optimization and, on that basis, the Parties may discuss opportunities for Amex to further optimize its display of Supplier content.”

5.       Payments and Fees.

a.       Section 2.06(a)(i) and (ii) of the Agreement shall be deleted in their entirety and replaced as follows:

“(i) Paid Services. Amex acknowledges and agrees that, in accordance with Exhibit III, Amex shall pay GBT Holdco: (i) the fees for the support services (each as described in Exhibit III) that GBT Holdco shall provide to Amex and the TLS Reps, as applicable, under the terms of this Agreement; and (ii) any additional services (and associated fees) that are agreed by the Parties.”

b.       Section 2.06(b)(i) of the Agreement shall be deleted in its entirety and replaced as follows:

“(i) Supplier Agreements. With respect to each Supplier Agreement, on or prior to each Payment Date, GBT Holdco shall pay Amex an amount equal to the amount that would be owed to Amex according to the methodology set forth in Exhibit IV hereto.”

c.       Section 2.06(b)(ii) of the Agreement shall be deleted in its entirety and replaced as follows:

“(ii) GDS Agreements. With respect to each GDS Agreement, on or prior to each Payment Date, GBT Holdco shall pay Amex an amount equal to the per booking incentives or per segment incentives, as applicable, set forth in each GDS Agreement, for each Amex and TLS Rep booking incentives or per segment volumes, as applicable, for each GDS, during the preceding calendar quarter, net of any fees or offsets attributable to such incentives imposed by GDS. Amex shall provide GBT Holdco twelve (12) months prior written notice if Amex chooses to materially change its GDS footprint (meaning a material change to its segment volume such that it changes the GTS GDS compensation tiers). In such case, GBT Holdco and Amex shall mutually agree on a new GDS footprint for segment volumes going to a new GDS (of Amex’s choosing). GBT Holdco shall provide Amex twelve (12) months prior written notice if GBT Holdco chooses to materially change its GDS footprint and Amex’s compensation rate is adversely affected (i.e., Amex would receive a lower compensation tier). In such case, GBT Holdco and Amex shall mutually agree on any such changes prior to GBT Holdco changing such GDS segment volumes. If there are technology changes around new distribution capability (NDC), Amex may choose to participate (or not to participate) and may choose its technology changes in its sole discretion. If Amex chooses not to implement NDC or change its technology to consume NDC, Amex acknowledges that: (i) airlines may no longer make available certain content through the GDS; and (ii) there may be changes to the commercial terms of air Suppliers Agreements and GDS Agreements. GBT Holdco shall provide at least monthly updates to Amex regarding industry developments relating to NDC and any other similar technology developments (if applicable). Should GBT Holdco change its technology requirements under a GDS Agreement such that it would require Amex make any changes to its systems and/or processes, GBT Holdco shall promptly provide Amex with written notice of such changes.”

d.       Section 2.06(b)(iii) of the Agreement shall be deleted in its entirety and replaced as follows:

“(iii) Supplier Marketing and Soft Dollar Funds and GDS Tech Funds.

a.       Supplier Marketing and Soft Dollar Funds. With respect to each Supplier Agreement that includes an obligation of the Supplier to provide Marketing Funds, Soft Dollar Funds, and/or any other similar funds to GBT Holdco, on or prior to each Payment Date, for Supplier Agreements that provide for Marketing/Soft Dollar Funds or other similar funds equal to or greater than [***], GBT Holdco shall make commercially reasonable efforts to work with Supplier to contractually allocate to Amex an amount equal to Amex’s share of GTS gross flown/consumed sales, Amex and GBT Holdco share of gross flown/consumed sales shall be determined on a quarterly or annual basis as prescribed by the applicable Supplier Agreement. For Marketing/Soft Dollar Funds or other similar funds less than [***], GBT Holdco shall centrally manage such funds in coordination with the Supplier and Amex, on ad hoc basis, and GBT Holdco shall work collaboratively with Amex to help ensure Amex’s receives its proportionate share of such funds. For the avoidance of doubt, GBT Holdco shall not utilize any Marketing Funds, Soft Dollar Funds, or other similar funds that would otherwise be allocated to Amex, and GBT Holdco shall set aside such funds for use by Amex. The allocation of the Marketing Funds, Soft Dollar Funds, and other similar funds shall be subject to the terms (if any) set forth by the applicable Supplier Agreement, and such terms shall govern in the event of a conflict. No differing methodology shall be used to reallocate such funds after they are received by GBT Holdco from a Supplier.

b.       GDS Tech Funds. In the event that GBT Holdco negotiates GDS Tech Funds from the GDS used by Amex, GBT Holdco shall make allocations and payments of such GDS Tech Funds to Amex, in a manner consistent with the practice of the GBT Business and the TLS Business prior to the Effective Date, and Amex shall have complete and absolute discretion on how, where and when to use such GDS Tech Funds, provided that such use is in compliance with the terms of the applicable GDS Agreement; and provided, further, that, to the extent Amex’s intended use of such GDS Tech Funds would be reasonably construed to be inconsistent with the terms of the applicable GDS Agreement, Amex shall have the right to enter into direct negotiations with the applicable GDS, which negotiations shall be specifically limited to the issue of Amex obtaining rights to such intended use. Consistent with past practice, Amex shall inform GBT Holdco of the amount of GDS Tech Funds allocated to Amex it wishes to use, and GBT Holdco shall promptly direct the GDS to release and transfer such GDS Tech Funds to an account designated by Amex.”

e.       Section 2.06(b)(iv) of the Agreement shall be deleted in its entirety and replaced as follows:

“(iv) With respect to any payment due from GBT Holdco to Amex, in the event GBT Holdco does not receive, supporting documentation relating to the payment from the applicable Supplier or GDS within sixty (60) days of the date such supporting documentation is owed by such Supplier or GDS, GBT Holdco shall notify Amex that it has not received such supporting documentation and shall use commercially reasonable efforts to obtain the relevant supporting documentation. GBT Holdco shall, upon receipt of relevant supporting documentation, make the required payment to Amex as soon as practicable. Notwithstanding the foregoing, in the event GBT Holdco does not receive, within nine (9) months of the applicable Payment Date, supporting documentation relating to a payment that has been received from the applicable Supplier or GDS, GBT Holdco and Amex shall agree to either: (i) mutually agree upon a reasonable allocation of the total payment received from such Supplier or GDS; or (ii) if prior allocation splits are available, then GBT Holdco shall allocate such payments by the percentage equal to GBT Business’s and TLS Business’s average percentage share of the payments received from such Supplier or GDS for the preceding four (4) payments (or less, of at least two (2), if four (4) preceding payments are unavailable) (“Average Allocation Payment”); provided that in the event GBT Holdco and Amex have not received any payments from such Supplier or GDS, then the Average Allocation Payment shall be estimated by GBT Holdco based on the MicroStrategy Portal CAP data. In the event that the relevant supporting documentation is received subsequently, GBT Holdco shall perform an allocation true-up in an amount equal to the difference between the payment made to Amex, based on the original allocation, and the payment based on the allocation derived from the supporting documentation subsequently received by GBT Holdco.”

6.       Reporting and Audit.

a.       Section 2.07(a) of the Agreement shall be deleted in its entirety.

7.       Strategic Supplier Opt-Out and Exclusion Right.

a.       Section 2.08 of the Agreement shall be deleted in its entirety and replaced as follows:

“SECTION 2.08.        Strategic Supplier Opt-Out and Exclusion Right.

(a)        Notwithstanding anything to the contrary in this Agreement, in the event that Amex receives a Strategic Supplier Notice from GBT Holdco pursuant to Section 2.01(c)(i)(d) indicating an intended Strategic Supplier Change that would cause a Strategic Supplier Agreement to expire or naturally terminate on a date later than December 31, 2019, following the receipt of such Strategic Supplier Notice, Amex (on behalf of itself and each TLS Rep, as applicable) may, in its sole discretion, decline to be a party to, be included as a beneficiary under, or otherwise be bound by the terms of, such Strategic Supplier Agreement (the “Opt-Out Right”) and Amex shall have no obligations with respect thereto. Amex shall notify GBT Holdco of its exercise of the Opt-Out Right in writing. In the event Amex receives, pursuant to Section 2.01(c)(i)(d), a Strategic Supplier Notice prior to the twelve (12) month anniversary of the Effective Date for any Strategic Supplier Agreement that is in effect as of the Effective Date and is scheduled to expire on its terms on or prior to the twelve (12) month anniversary of the Effective Date, Amex may only exercise its Opt-Out Right no later than three (3) months following the receipt of such Strategic Supplier Notice except as set forth in Section 2.08(b).

(b)       If, following delivery of a Strategic Supplier Notice, GBT Holdco reasonably determines that the terms set forth in such Strategic Supplier Notice have materially changed in the course of negotiations, GBT Holdco shall provide written notice to Amex of the new terms, including the expected length of the term and other material operational terms thereof, and Amex shall provide any objections thereto reasonably promptly.

(c)       With respect to each Strategic Supplier Notice, in the event that Amex does not exercise its Opt-Out Right following the receipt thereof, GBT Holdco shall, no less than ten (10) Business Days prior to its entry into the definitive Strategic Supplier Agreement described in such Strategic Supplier Notice, provide an electronic copy of such Strategic Supplier Agreement to Amex. In the event that Amex determines, in its reasonable discretion exercised in good faith, that such Strategic Supplier Agreement contains terms that are materially different than those set forth in the such Strategic Supplier Notice, Amex may exercise its Opt-Out Right and Amex shall have no obligations with respect to such Strategic Supplier Agreement; provided that: (i) Amex shall provide GBT Holdco notice of its decision to exercise its Opt-Out Right within three (3) Business Days of Amex’s receipt such copy of such Strategic Supplier Agreement; and (ii) in the event that GBT Holdco does not agree, in its reasonable discretion exercised in good faith, with Amex’s determination under this Section 2.08(b), GBT Holdco shall have the right to hold a telephonic meeting with Amex, which meeting shall include the Chief Executive Officer of the American Express Company to resolve such disagreement, as promptly as reasonably practicable but in no event later than three (3) Business Days following the day Amex provides GBT Holdco notice of its decision to exercise its Opt-Out Right.

(d)       Following Amex’s exercise of its Opt-Out Right with respect to any Strategic Supplier, GBT Holdco may exclude Amex (including applicable TLS Reps) from being a party to or otherwise benefiting from that Strategic Supplier Agreement to which Amex exercised its Opt-Out Right or any extension or renewal thereof (a “Exclusion Right”).

(e)       Following the exercise of an Opt-Out Right or Exclusion Right with respect to any Strategic Supplier Agreement, Amex (including TLS Reps, if applicable) shall continue to enjoy the same rights and benefits, to the same extent and on the same terms, as applicable prior to the such exercise, until such time as such Strategic Supplier Agreement expires or terminates on its terms or is extended or is renewed; provided that, following GBT Holdco’s exercise of an Exclusion Right with respect to that Strategic Supplier Agreement, if GBT Holdco intends to enter into such renewal or extension of such Strategic Supplier Agreement prior to the end of the then-current term of such Strategic Supplier Agreement, GBT Holdco shall provide Amex prior written notice thereof no later than twelve (12) months prior to the effective date of such extension or renewal.

(f)       Except as described in this Section 2.08, Amex’s exercise of its Opt-Out Right and GBT Holdco’s exercise of its Exclusion Right with respect to any Strategic Supplier Agreement shall not alter the terms or otherwise impact Amex’s rights and benefits under any other Strategic Supplier Agreement.

(g)       For the avoidance of doubt, in no event shall an exercise by Amex of its Opt-Out Rights or the exercise by GBT Holdco of its Exclusion Rights be considered a termination of this Agreement.”

8.       Engagement.

a.        Section 2.09 shall be added to the Agreement as follows:

“SECTION 2.09        Engagement.

(a)       GBT Holdco shall establish a secure repository, that GBT Holdco shall make available to Amex, whereby GBT Holdco shall provide: (i) all payment support files, in Section 2.01(c)(ii) (Financial Reporting); and (ii) all signed Supplier Agreements and GDS Agreements (as well as any amendments, addendums or similar documents associated therewith). GBT Holdco shall ensure that the repository is kept current (at a minimum, on a monthly basis) and that no more than 10 employees of Amex can access and download all information and documents contained in the repository. Should GBT Holdco engage a third-party supplier to provide the repository, Amex shall comply with the same security requirements and protocols when accessing the repository as that of GBT Holdco.

(b)       The TLS Business shall make commercially reasonable efforts to inform relevant business divisions within Amex of the Strategic Suppliers, a high-level overview of the Parties’ strategy associated with those Strategic Suppliers, and, in presentation materials to such Amex business divisions, include an appendix listing the then current Suppliers. Subject to Applicable Law, confidentiality obligations and similar limitations, the TLS Business shall make commercially reasonable efforts to promptly inform GBT Holdco of Amex initiatives, known to the TLS Business, that will negatively impact GBT Holdco’s performance under any Strategic Supplier Agreement.

(c)       GBT Holdco may invite travel counselors of the TLS Business to GBT Holdco-hosted Supplier engagement events, and such travel counselors may attend such events at their discretion and that of their manager.

(d)       Amex shall address any Supplier complaints and/or grievances with respect to the TLS Business as soon as reasonably practicable (not to exceed sixty (60) days) after GBT Holdco notifies Amex in writing of such compliant and/or grievance.

(e)       GBT Holdco shall continue to develop, maintain and execute formal Supplier events/sponsored activities for Suppliers. GBT Holdco shall notify/share a calendar of such activities with Amex on an annual basis and as material changes are made. Amex shall reciprocate with its own calendar of events/sponsored activities for Supplier that Amex shall notify/share with GBT Holdco on an annual basis and as material changes are made.

(f)       The Parties shall work together to: (i) identify opportunities to enhance each Party’s performance under Supplier Agreements and GDS Agreements; (ii) facilitate cohesive messaging to Suppliers; and (iii) identify other opportunities for the collective benefit of both Parties (including NDC). To the extent agreed by the Parties, each Party shall implement those things and take those actions that further the performance of each Party in relation to such agreed opportunities.

(g)       Should the TLS Business seek to enter into a contract with any former preferred supplier pursuant to Section 2.01(g)(iv) of the Agreement (“Former Preferred Supplier”) or any of the following Content Aggregators that are competitors of GBT Holdco (each a “Competitive Aggregator”) to provide Supplier content to the TLS Business for sale to its Customers, Amex shall notify GBT Holdco prior to contracting with any Former Preferred Supplier or any of the following such Competitive Aggregators: [***]. For the avoidance of doubt, Competitive Aggregators do not include the parent companies and Affiliates of a Competitive Aggregator. If, within five (5) Business Days of receipt by GBT Holdco of notice from Amex, GBT Holdco, acting in good faith, objects to the TLS Business contracting with such Former Preferred Supplier or Competitive Aggregator, as applicable, and the Parties are unable to agree on a solution to such objection within thirty (30) days of the TLS Business notifying GBT Holdco, then the matter shall be escalated to the President (or similar title) of the TLS Business and the Chief Revenue Officer of GBT Holdco. If, after a discussion between the foregoing two executives, the Parties are unable to agree on a solution, then the TLS Business may proceed in contracting with the Former Preferred Supplier or Competitive Aggregator, as applicable. In such case, GBT Holdco shall not have an obligation under this Agreement to negotiate or enter into a Supplier Agreement for Amex with that Former Preferred Supplier or that Competitive Aggregator, as applicable.”

9.       Books and Records.

a.       The following shall be deleted from Section 3.01 of the Agreement and replaced with “seven (7) years”: “one (1) year”.

10.       Further Assurances.

a.       Section 3.04 of the Agreement shall be deleted in its entirety and replaced as follows:

“SECTION 3.04 Further Assurances. Solely in relation to this Agreement and the obligations contained herein, GBT Holdco shall, at its own expense, upon the reasonable request of Amex, duly execute and deliver, or cause to be duly executed and delivered, to Amex, such further instruments, and do and cause to be done such further acts, as may be necessary, in the reasonable opinion of the Parties, solely to effectuate the provisions and purpose of this Agreement (including enforcement of Supplier Agreements and GDS Agreements) and to allow Amex to comply with Applicable Law (including responding to requests for information from regulators). For the avoidance of doubt, requests not in relation to this Agreement and effectuating the provisions and purpose of this Agreement shall be deemed an unreasonable request by Amex in relation to this Section 3.04, and GBT Holdco shall have no obligation to take any action in relation to such request.”

11.       Term and Renewal.

a.       Section 6.01(a) shall be deleted in its entirety and replaced as follows:

“(a) This Agreement shall be effective as of the Effective Date. The term of this Agreement shall commence on the Effective Date and continue until the Expiration Date (the “Initial Term”), and shall, thereafter, automatically renew for additional two (2) year terms (“Renewal Terms”), unless (i) terminated earlier pursuant to Section 6.01(b), Section 6.02, Section 6.03, Section 6.04, or Section 8.10; or (ii) either Party provides written notice of non-renewal to the other Party at least six (6) months prior to the expiration of the Initial Term or any Renewal Term, as applicable.”

12.       Assignment.

a.       Section 8.11(a) of the Agreement shall be deleted in its entirety and replaced as follows:

“(a) Subject to Section 8.11(b), neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party (whether by operation of Law or otherwise) without the prior written consent of the other Party and any such attempted assignment shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.”

13.       Exhibit III.

a.        [***]

14.       Exhibit IV.

a.       [***]

15.       Exhibit V.

a.        [***]

16.       Exhibit VI.

a.        [***]

17.       Miscellaneous. Except as specifically stated in this Amendment, the Agreement remains in full force and effect and is not modified or amended hereby and no rights or remedies thereunder are waived hereby. This Amendment may be executed in one or more counterparts. and by the Parties in separate counterparts, each of which, when executed. shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Electronic delivery of an executed counterpart of a signature page to this Amendment shall be effective as delivery of a manually executed counterpart of this Amendment.

IN WITNESS WHEREOF, GBT Holdco and Amex have caused this Amendment to be executed and delivered as of the date and sear first set forth above.

GBT Ill B.V.. a Netherlands private company with limited liability

By:	/s/ Eric Bock
Name: Eric Bock
Title: Chief Legal Officer and Global Head of mergers and acquisitions

AMERICAN EXPRESS TRAVEL RELATED SERVICES COMPANY, INC., a New York

corporation

By:	/s/ Sargeta Naik
Name: Sargeta Naik
Title: VP, Global Partnerships & Marketing

Accepted and agreed as of the Amendment Effective Date:

JUWEEL INVESTORS LIMITED

By:	/s/ M. Gregory O’Hara
Name: M. Gregory O’Hara
Title: Director